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                                   EXHIBIT 11
                         THE CHASE MANHATTAN CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE


For a discussion of the computation of basic and diluted earnings per common share, see Note Ten of Chase's 1998 Annual Report.

(in millions, except per share amounts)                                   Three Months Ended                Six Months Ended
                                                                               June 30,                         June 30,
                                                                          ------------------                ----------------
EARNINGS PER SHARE                                                        1999            1998            1999             1998
                                                                          ----            ----            ----             ----
BASIC EARNINGS PER SHARE
Earnings:
Net Income                                                             $   1,393       $  1,074        $   2,566       $   1,799
Less:  Preferred Stock Dividends                                              18             24               36              58
                                                                       ---------       --------        ---------       ---------
Net Income Applicable to Common Stock                                  $   1,375       $  1,050        $   2,530       $   1,741
                                                                       =========       ========        =========       =========
Shares:
Basic Average Common Shares Outstanding                                    832.9          848.8            838.2           846.8
Net Income Per Share                                                   $    1.65       $   1.24        $    3.02       $    2.06
                                                                       =========       ========        =========       =========

DILUTED EARNINGS PER SHARE
Earnings:
Net Income Applicable to Common Stock                                  $   1,375       $  1,050        $   2,530       $   1,741
Shares:
Basic Average Common Shares Outstanding                                    832.9          848.8            838.2           846.8
Additional Shares Issuable Upon Exercise of Stock Options
  for Dilutive Effect                                                       28.4           26.7             28.4            24.7
                                                                       ---------       --------        ---------       ---------
Average Common Shares Outstanding Assuming Dilution                        861.3          875.5            866.6           871.5
Net Income Per Share                                                   $    1.60       $   1.20       $     2.92       $    2.00
                                                                       =========       ========       ==========       =========

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